Exhibit 99.2

BioSig Technologies to Participate in LD Micro’s Zooming with LD

Chairman and CEO Kenneth L. Londoner to provide an update on the commercial rollout of PURE EP(tm) System, clinical development of BioSig’s pharmaceutical subsidiary and conduct virtual one-on-one meetings with investors

Westport, CT, July 23, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, announced today that the Company would be presenting at LD Micro’s Zooming with LD on Monday, July 27, 2020.

Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. will be presenting an overview of the Company as well as recent developments and key highlights, including progress with PURE EP(tm) system installations, the implementation of a stockholders rights plan, BioSig’s subsidiary ViralClear Pharmaceuticals, Inc.’s (ViralClear) creation of a Scientific Advisory Board and enrollment of its Phase II clinical study of merimepodib in combination with remdesivir in adult patients with advanced COVID-19.

“With our stock up 34% year-to-date and the strongest balance sheet in the Company’s history, we are well-positioned for continuous value creation on behalf of our shareholders. Despite the challenging environment, we remained steadfast in securing hospital support for the PURE EP(tm) System’s ongoing and future installations. Our pharmaceutical subsidiary ViralClear sees a steady patient enrollment across many hospital sites. We are pleased to reconnect with the LD Micro investor community and look forward to reporting on our progress,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

The BioSig presentation will take place virtually over Zoom on Monday, July 27th. Mr. Londoner will also be available for one-on-one meetings with investors on the same day.

To register for this 8 am PST presentation, click here.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into several influential events annually (Invitational, Summit, and Main Event). In 2015, LD Micro launched ldmicro.com as a portal to provide exclusive intraday information on the entire sector, including the first pure micro-cap index (LDMi) which covers stocks in North America with market capitalizations between $50 million to $300 million.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear Pharmaceuticals, Inc. and Merimepodib (MMPD)

BioSig Technologies, Inc.’s (BSGM) subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed. A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133